Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222106

Carlyle Tactical Private Credit Fund

Class A Shares (TAKAX)

Class I Shares (TAKIX)

Class L Shares (TAKLX)

Class M Shares (TAKMX)

Class N Shares (TAKNX)

Class U Shares (TAKUX)

Class Y Shares (TAKYX)

Supplement dated May 21, 2025 to the Statement of Additional Information

This supplement amends the statement of additional information (“SAI”) of Carlyle Tactical Private Credit Fund (the “Fund”) and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus and SAI and retain it for future reference.

On May 19, 2025, the Board of Trustees of the Fund elected Brian Marcus to serve as a Trustee of the Fund effective as of that same day.

Effective immediately, the Board of Trustees and Officers section of the Management of the Fund section is amended by adding the following:

Name, Address(1) and Age	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee(3)	Other Directorships Held by Trustee

Interested Trustees(2)

Brian Marcus (1983)	Trustee	Indefinite Length – since May 2025	Managing Director, The Carlyle Group Inc. (Since 2021); Principal, Carlyle Group (2018 -2020); Vice President, The Carlyle Group Inc. (2015 - 2017)	2	None

(1)	The address of each Trustee is care of the Secretary of the Fund at One Vanderbilt Avenue, Suite 3400, New York, NY 10017.

(2)	“Interested person,” as defined in the 1940 Act, of the Fund. Messrs. Plouffe and Marcus are interested persons of the Fund due to their affiliation with the Adviser.

(3)	The portfolios of the “Fund Complex” are the Fund and Carlyle Credit Income Fund.

Effective immediately, the Biographical Information and Discussion of Experience and Qualification, etc. – Trustees – Interested Trustee section of the Management of the Fund section is amended by adding the following:

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222106

Interested Trustees

Brian Marcus. Brian Marcus has over 15 years of experience in highly regulated financial markets. Additionally, he is a Managing Director of Carlyle Global Credit Investment Management L.L.C. He also focuses on strategic growth opportunities for the Global Credit platform of The Carlyle Group Inc. (the ultimate parent company of CGCIM). He also helped develop TCG Capital Markets L.L.C., an SEC-registered broker-dealer affiliate of The Carlyle Group Inc. and has been involved in acquisitions of credit management platforms. Prior to coming to Carlyle, Mr. Marcus was with Morgan Stanley in the Principal Investments area, which used the firm’s capital in a diverse array of investments including private equity, distressed debt, and mezzanine. In this role, Mr. Marcus served as a director on a number of Boards. Previously, Mr. Marcus worked at Lehman Brothers in the mergers and acquisitions group. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania and currently holds Series 7, 55 and 63 licenses.

May 21, 2025	CTAC-PROSUP-052125